SOUTH JERSEY INDUSTRIES, INC.
                   Number One South Jersey Plaza, Route 54
                           Folsom, New Jersey 08037

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 17, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the office of the Company, Number One South Jersey Plaza, Route 54, Folsom, New Jersey, on Thursday, April 17, 1997, at 10:00 A.M., Eastern Time, for the following purposes:

    1. To elect three Directors in Class II (Term expiring in 2000).

    2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors for the year 1997.

    3. To transact such other business that may come before the meeting.

    The Board of Directors has fixed the close of business on March 3, 1997 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, and only holders of stock of the Company of record on that date are entitled to notice of and to vote at the meeting and any adjournments.

    If you do not expect to be personally present at the meeting, please fill in and sign the enclosed form of proxy and return it promptly in the accompanying business reply envelope.

                     By Order of the Board of Directors,

                                                 George L. Baulig
                                                 Secretary


Folsom, N.J. 08037
March 13, 1997

                           YOUR VOTE IS IMPORTANT.
            YOU ARE URGED TO VOTE, DATE, SIGN AND PROMPTLY RETURN
                    YOUR PROXY IN THE ENCLOSED ENVELOPE.

                        SOUTH JERSEY INDUSTRIES, INC.
                               PROXY STATEMENT

    This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of South Jersey Industries, Inc. to be held on April 17, 1997, at the office of the Company, located at Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037. The approximate date on which proxy material will first be sent to shareholders is March 13, 1997.

    This solicitation of proxies is made on behalf of the Board of Directors of South Jersey Industries, Inc. and the Company will bear the cost of the solicitation. The solicitation will be made by mail, and, in addition, the Secretary of the Company and regular employees of the Company may solicit proxies by telephone, telegram or in person. The Company may also employ a professional proxy-soliciting firm the cost of which will not exceed $7,500 plus expenses. The Company will furnish brokerage houses and other custodians, nominees or fiduciaries with the number of additional copies of its proxy material and Annual Report to Shareholders necessary to supply such materials to the beneficial owners of stock of the Company.

    Directors are elected by a plurality vote of all votes cast at the meeting. Abstentions and broker non-votes will be treated as present for the purposes of determining a quorum, but will not affect the election of directors and will not be counted in tabulating the number of votes cast on the appointment of independent accountants.

    Signed proxies in the accompanying form received by the Company will be voted at the meeting or any adjournments thereof and, where such a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted accordingly. A shareholder who signs and returns a proxy may revoke it at any time before it is voted. Attendance at any meeting by a shareholder who has given a proxy does not revoke the proxy; to revoke the proxy, the attending shareholder must so notify the secretary of the meeting in writing prior to the voting of the proxy.

    The Company had 10,759,033 shares of Common Stock outstanding as of March 3, 1997. The holders of Common Stock have one vote per share on each matter to be acted upon. Only shareholders of record at the close of business on March 3, 1997 will be entitled to vote at the meeting.

                            ELECTION OF DIRECTORS

    At the Annual Meeting, three directors are to be elected to the Board of Directors in Class II to hold office for a term of three years. It is intended that the votes of the persons designated as proxies in the accompanying form of proxy will be cast for the election as directors of Anthony G. Dickson, William F. Ryan and Dr. Shirli M. Vioni. All of the nominees are members of the present Board of Directors and have previously been elected by the Company's shareholders. Three directors, Frank L. Bradley, Jr., Vincent E. Hoyer and Jackson Neall, whose terms end at the 1997 Annual Meeting are not standing for re-election, in accordance with the Board's retirement policy. Mr. Ryan, whose current term expires in 1998, is standing for election as a director in Class II this year to make the number of directors in each class more nearly equal. In June 1996, Mrs. Marilyn Ware Lewis, a Class I director whose term expires in 1999, resigned as a director of the Company and as a result, the Board of Directors was reduced from fourteen to thirteen members. Because of the retirement of Messrs. Bradley, Hoyer and Neall, effective with the 1997 Annual Meeting, the Board of Directors will be further reduced from thirteen to ten members. While it is not anticipated that any of the nominees will be unable to serve, if any should become unable to accept nomination or election, it is intended that the persons designated as proxies in the accompanying form of proxy will vote for the election of such other person as the Board of Directors may recommend.

                                   NOMINEES
                       Class II (Term expiring in 2000)

Anthony G. Dickson has been a director since 1995. Age 48. Member of the Audit Committee, the Environmental Committee and the Management Development Committee. President (1991 to date), of New Jersey Manufacturers Insurance Company and New Jersey Re-Insurance Company, West Trenton, NJ; director of CoreStates Bank, N.A., Philadelphia, PA; director Alliance of American Insurers, Schaumburg, IL; trustee, Rider University.

William F. Ryan, Chairman of the Board, President and Chief Executive Officer of the Company. Has been a director since 1977. Age 62. Chairman of the Executive Committee. President of the Company since 1980, Chief Executive Officer since 1981 and Chairman of the Board since 1995; President of South Jersey Gas Company since 1977, Chief Executive Officer since 1981 and Chairman of the Board since April 1989; Chairman of the Board and Chief Executive Officer of Energy & Minerals, Inc. (EMI) since 1981; Chairman and Chief Executive Officer of R&T Group, Inc. (R&T) since October 1989; director of South Jersey Energy Company (Energy Company) since 1973; director of New Jersey Manufacturers Insurance Company and New Jersey Re-Insurance Company of West Trenton, NJ.

Shirli M. Vioni, Ph.D. has been a director since 1983. Age 56. Member of the Audit Committee and Chairman of the Management Development Committee. President, Billings-Vioni Management Associates (1990 to date), Columbus OH, a human resource consulting firm; formerly Superintendent, Oberlin City Schools (1994 to 1997), Oberlin, OH; Director, Corporate Human Resource Development (1987-1990), of Honeywell, Inc., Minneapolis, MN.

                        DIRECTORS CONTINUING IN OFFICE
                       Class I (Term Expiring in 1999)

Richard L. Dunham has been a director since 1984. Age 67. Member of the Executive Committee and Chairman of the Compensation/Pension Committee. Retired; formerly Chairman (1988 - 1995), President (1980 - 1988), of Zinder Companies, Inc. and affiliated companies, economic and regulatory consulting firms, Washington, DC; Member (1986 -1995) of Advisory Council of Gas Research Institute, Chicago, Il; Former Chairman (1975-1977) of the Federal Power Commission (now FERC), Washington, DC.

W. Cary Edwards has been a director from April 1990 - January 1993 and September 1993 to date. Age 52. Member of the Audit Committee, the Compensation/Pension Committee and the Environmental Committee. Partner, Edwards Caldwell & Poff, Esqs. (1993 to date); Of Counsel (1993) and NJ Managing Partner (1990 -1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 - 1989); Chief Legal Counsel - Governor of NJ (1982 - 1986).

Peter M. Mitchell, Ph.D. has been a director since 1981. Age 62. Member of the Executive Committee, the Compensation/Pension Committee and the Management Development Committee. President Massachusetts Maritime Academy, Buzzards Bay, MA (1994 to date); Vice Chancellor (1983 - 1994), Higher Education Coordinating Council, formerly the Board of Regents of Higher Education, Boston, MA; director, Banc Boston, Regional Board, Boston, MA.

                        DIRECTORS CONTINUING IN OFFICE
                      Class III (Term Expiring in 1998)

Thomas L. Glenn, Jr. has been a director since 1986. Age 62. Member of the Executive Committee and Chairman of the Audit Committee and the Environmental Committee. Chairman (1984 to date) of Glenn Insurance, Inc. Absecon, NJ; trustee, of Atlantic City Medical Center Foundation, Atlantic City, NJ; trustee, of Atlantic Community College, Mays Landing, NJ.

Herman D. James, Ph.D. has been a director since 1990. Age 53. Member of the Audit Committee and the Management Development Committee. President, Rowan College of New Jersey (formerly Glassboro State College) (1984 to date), Glassboro, NJ; director of the Council for Aid to Education, New York, NY; director American Association of State Colleges and Universities, Washington, DC; director New Jersey State Chamber of Commerce, Trenton, NJ.

Clarence D. McCormick has been a director since 1979. Age 67. Member of the Executive Committee and the Compensation/Pension Committee. Chairman, President and CEO (1988 - 1995), Chairman and CEO (1995 to date), of The Farmers and Merchants National Bank of Bridgeton, NJ; Chairman and President of Southern Jersey Bancorp of Delaware (1989 to date); director of such banks; director of the Cumberland Mutual Insurance Company; director American Automobile Association of Southern NJ; trustee of Bridgeton Hospital Foundation.

Frederick R. Raring has been a director since 1995. Age 59. Member of the Audit Committee, the Environmental Committee and the Management Development Committee. President, (1990 to date) of Seashore Supply Company, Atlantic City, NJ, a major distributor of plumbing and heating supplies and materials.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

                                   Number of Shares
                                   of Common Stock
                                   Owned Beneficially          % of
      Name                         as of Jan. 24, 1997 (1)(2)  Class
      ----                         --------------------------  -----
Anthony G. Dickson                              1,652
Richard L. Dunham                               4,090
W. Cary Edwards                                 2,340
Thomas L. Glenn, Jr                             6,091           0.1%
Herman D. James, Ph.D                           2,130
Clarence D. McCormick                           5,854           0.1%
Peter M. Mitchell, Ph.D                         3,332
Frederick R. Raring                            94,433           0.9%
William F. Ryan                                42,530           0.4%
Shirli M. Vioni, Ph.D                           4,290
The Farmers and Merchants National Bank of
Bridgeton, Trustee for Company Thrift Plan  1,366,964          12.7%

16 directors, nominees and
officers as a group                         1,571,080          14.6%

(1) Based on information furnished to the Company by the respective directors, nominees and officers of the Company. The Company is informed that these persons have sole voting power and sole power of disposition with respect to the shares of Common Stock shown opposite their names, with the following exceptions: 24,306 of Mr. Ryan's shares and 57,073 of the shares owned by officers as a group are held in the Company's Thrift Plan, and the Trustee of the Plan has sole power to vote (but no power to dispose of) such shares; and 15,300 of Mr. Ryan's shares and 16,830 shares of the officers as a group are not now held by them but may be acquired through the exercise of stock options, which are exercisable within sixty days.

(2) Includes shares awarded in 1996 under the Restricted Stock Program For Directors, as follows: Mr. Dickson - 350 shares; Mr. Dunham - 2,550 shares; Mr. Edwards - 1,150 shares; Mr. Glenn - 2,050 shares; Dr. James - 1,150 shares; Mr. McCormick - 2,550 shares; Dr. Mitchell - 2,050 shares; Mr. Raring - 350 shares; Dr. Vioni - 2,050 shares. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

                                    - 5 -

   Gas Company and other subsidiaries of the Company have maintained banking relationships for a number of years with The Farmers and Merchants National Bank of Bridgeton, of which Mr. McCormick is Chairman, and a director, and expect to continue such relationships. The highest aggregate indebtedness of Gas Company and other subsidiaries of the Company to that bank during 1996 was $7,000,000 and the amount of such indebtedness at December 31, 1996 was $5,000,000. Loans made to Gas Company and other subsidiaries by that bank are made on terms that are usual and customary at the time they are made. The bank is also trustee of the Employee Thrift Plan and the Employee Stock Ownership Plan. During 1996, the Company and its subsidiaries paid $412,580 in legal fees and expenses to the law firm of which Mr. Ryan's son-in-law, Michael J. Fitzgerald, is a member. During 1996 Gas Company paid $255,139 for purchases of pipe and fittings from Seashore Supply Company of which Mr. Raring is President.


                            EXECUTIVE COMPENSATION

Summary Compensation Table (1)


                                 Annual Compensation
                                 -------------------
(a)                (b)         (c)        (d)      (e)              (i)
Name                                              Other
and                                               Annual          All Other
Principal                                         Compen-         Compen-
Position           Year      Salary      Bonus    sation(2)       sation(3)
----------------   ----    --------      -----    ---------       ----------
William F. Ryan,   1996    $405,000        -       13,903         $19,586
Chairman,          1995     395,000        -       13,371          19,576
President & CEO    1994     380,000        -       12,565          19,589

Gerald S. Levitt,  1996     167,000        -          872           9,555
Vice President     1995     167,000     $3,000        767           9,608
& CFO              1994     163,250        -         -              9,900

George L. Baulig,  1996     110,000        -         -              7,030
Secretary &        1995     105,000      3,000       -              6,842
Treasurer          1994     101,250        -         -              6,682


                                    - 6 -


Footnotes to Summary Compensation Table

    (1) The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company's Thrift Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation (including the tax liability incurred by the additional income). Pursuant to this policy, Messrs. Ryan and Levitt were paid $13,903 and $872, respectively, in 1996, which amounts are included in column (e) of the Summary Compensation Table.

    (2) Column (i) includes Employer Contributions to Thrift Plan, income value of group life insurance and increase in vested benefit level of deferred compensation contract. 1996 values for these items are:

                        Ryan   Levitt  Baulig

Thrift Plan            $4,500  $4,500  $3,300
Group Life Insurance    9,547   1,930   1,248
Deferred Compensation   5,539   3,125   2,482

              Aggregated Option Exercises in Last Fiscal
              Year and Fiscal Year-End Option Values

(a)             (b)         (c)         (d)               (e)
                                    Number of
                                    Securities       Value
                                    Underlying       of Unexercised
                                    Unexercised      In-The-Money
             Shares                 Options at       Options at
             Acquired     Value     Fiscal Year-End  Fiscal Year-End
Name         on Exercise  Realized  (All Exercisable)(All Exercisable)

William F. Ryan     -        -        15,300          $99,187
Gerald S. Levitt  3,330   $19,298        -               -
George L. Baulig    -        -         1,530            9,919


    In 1987, the Company adopted a stock option and stock appreciation rights plan for its officers and other key employees. Of the 304,475 options authorized, 87,750 options have been awarded. 53,780 of these awarded options have been exercised. No options were granted under the plan in 1996.

    The Company has employment agreements with its officers and certain officers of Gas Company, including Messrs. Ryan, Levitt and Baulig. Each agreement with officers other than Messrs. Ryan and Levitt is for a three-year period ending September 30, 1999, and provides for a base salary that will be reviewed periodically, but will be not less than was being paid at the beginning of the period. If a change of control (as defined in the agreement) occurs during the period of the agreement, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the officer's employment is terminated for other than cause, or he resigns after there has been a significant adverse change in his employment arrangements with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. If the officer's employment agreement is terminated for other than cause without a change in control, he is entitled to a severance payment equal to 150% of his average annual compensation during the preceding five calendar years. The term of the agreement with Mr. Levitt ends December 31, 1998. The agreement with Mr. Ryan, which is for a five year term ending July 31, 1999, provides a base salary of $375,000 to be reviewed annually. Mr. Ryan and his spouse are entitled to the continuation of certain medical benefits after his employment ends. The agreement may be terminated by the Company only for cause, death, disability or retirement. Mr. Ryan may terminate the agreement if the Company makes certain specified adverse changes in his employment arrangements such as reducing his salary (other than in connection with company-wide reductions applicable to the Company's executives generally). If Mr. Ryan elects to terminate the agreement and the adverse change has occurred after a change in control of the Company, Mr. Ryan is entitled to a severance payment equal to 300% of his average annual compensation during the three years preceding his termination. If Mr. Ryan elects to terminate the agreement under these circumstances, except that there has not been a change of control of the Company, Mr. Ryan is entitled to receive a termination payment of $974,000. As part of these overall arrangements, Mr. Ryan agreed to a five year contract term in order to address the Company's concern that he remain available as chief executive officer to age 65, even though his retirement benefit will be fully vested before that date.

Pension Plans For Executives

    The following table illustrates the current retirement benefits under the salaried employee pension plan, and the supplemental executive retirement plan, assuming the executive was born in 1935 and retires at the normal retirement age of 62.


                               Years of Service
Remuneration  15        20        25        30        35        40

$125,000    $ 23,518  $ 34,556  $ 47,056  $ 59,556  $ 59,556  $ 59,556
 150,000      29,556    44,556    59,556    74,556    74,556    74,556
 175,000      37,056    54,556    72,056    89,556    89,556    89,566
 200,000      44,556    64,556    84,556   104,556   104,556   104,556
 225,000      52,056    74,556    97,056   119,556   119,556   119,556
 250,000      59,556    84,556   109,556   134,556   134,556   134,556
 300,000      74,556   104,556   134,556   164,556   164,556   164,556
 400,000     104,556   144,556   184,556   224,556   224,556   224,556
 450,000     119,556   164,556   209,556   254,556   254,556   254,556
 500,000     134,556   184,556   234,556   284,556   284,556   284,556


    As employees, the executive officers of the Company are eligible for benefits under a tax-qualified pension plan for salaried employees provided by the Company. Compensation considered under the pension plan consists of base salary only, which in the case of the executive officers is equal to the cash compensation reported in column (c) of the Summary Compensation Table. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested by insurance companies of recognized standing until they are used to provide retirement benefits. Under certain circumstances, early retirement with reduced annual benefits is permitted (but not before age 55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan, the basic Social Security benefit and the supplemental plan that aggregates 2% of average final five years salary (as defined in the plan), for each year of service. Pursuant to Mr. Ryan's agreement, he will retire at age 65 with 33 years of service and his retirement benefit under the supplemental plan will be based on the average of his final three years salary. Assuming continued employment and retirement at age 62, Messrs. Levitt and Baulig will have, respectively, 24 and 44 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

Compensation/Pension Committee Report on Executive Compensation

     The Compensation/Pension Committee of the Board of directors has prepared the following report for inclusion in this proxy statement.

      Compensation of executive officers of the Company is almost exclusively by base salary. Such compensation was last increased in October 1996. The Company, by choice, has not made use of annual incentive awards or long-term incentive award programs. No bonuses were paid nor stock options granted in 1994 or 1996. However, in October 1995, executive officers, other than the chief executive officer, received one-time payments in lieu of an increase in base salary.

     The compensation recommended and approved for executive officers is intended to enhance the earnings and financial strength of the Company through the focus of attention and efforts on the maintenance of high levels of customer satisfaction and a productive stance in the operation of the Company in an increasingly competitive environment.

     Compensation paid to the executive officers of the Company as set forth in the Summary Compensation Table on page 6 is fixed by the Board of Directors and is based on recommendations of the Committee. The compensation that was paid to the executive officers in 1996 was, on average, approximately 2.2% above that paid in 1995.

     The compensation of the chief executive officer, William F. Ryan, was increased by 10.1% to an annual rate of $435,000 in October 1996. The Committee based its recommendation for this increase largely on Mr. Ryan's commendable performance as chief executive officer in 1996, the earnings performance of the Company and in recognition that his compensation was not increased in 1995.

     In making its recommendations for executive officer compensation, including that for the chief executive officer, the Committee considers a number of factors: an appraisal and evaluation of the officer's performance; the earnings performance of the Company; information supplied by a nationally recognized compensation consulting firm and to a lesser extent other executive compensation surveys in which the Company or its subsidiaries participate. External values are determined through comparative market evaluation of executive compensation levels against organizations of similar scope, size, industry and operating structure, which are not necessarily included in the Standard & Poor's Utility Index. Data from multiple survey sources is extracted from the market for both salary and total compensation. While the long-term objective has been to fix salary for executives at or near the median of a comparative group, it is recognized that occasionally salaries may fall above or below the median. The Committee has not adopted a specific formula relationship between changes in the Company's earnings performance and changes in the levels of executive compensation.
                                   Richard L. Dunham, Chairman
                                   Frank L. Bradley, Jr.
                                   W. Cary Edwards
                                   Vincent E. Hoyer
                                   Dr. Peter M. Mitchell
                                   Clarence D. McCormick
                                   Dated November 21, 1996

Stock Performance Graph

    Set forth below is a graph that shows in the form of an index (1991 =
100), for the 1991 - 1996 period, the cumulative total return on the Company's Common Stock (consisting of the change in share price during each year plus dividends received which are assumed to be reinvested) compared to the Standard & Poor's 500 Index and the Standard & Poor's Utility Index. The Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 11.72%. This compares to 15.28% for the Standard & Poor's 500 Index and 10.73% for the Standard & Poor's Utility Index.

Indexed Total Return Assuming Dividends Reinvested Over a 5 Year Period

                                (Chart)


                           Year ending December 31

               1991       1992       1993       1994       1995     1996

SJI           100        123.59     137.86     113.57     155.00   174.07
S&P UTILITY   100        108.07     123.58     113.85     161.47   166.50
S&P 500       100        109.06     120.03     121.27     165.64   203.60


            MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors of the Company met 11 times in 1996. All Directors attended 75% or more of the total of (i) the number of meetings of the Board of Directors held during the period such director was in office and (ii) the number of meetings of the committees of the Board on which he or she served. The average attendance for all Board and Committee meetings in 1996 was 98%. During 1996, each of the directors of the Company also served on the Boards of one or more of Gas Company, EMI, R&T or Energy, the four direct subsidiaries of the Company. In 1996, each of these Boards met nine times.

    The Audit Committee of the Board of Directors, which met three times in 1996, is composed of seven directors who are not officers, namely, Thomas
L. Glenn, Jr., Chairman, Anthony G. Dickson, W. Cary Edwards, Dr. Herman
D. James, Jackson Neall, Frederick R. Raring and Dr. Shirli M. Vioni. The Audit Committee (1) annually recommends to the Board a firm of independent public accountants for appointment as auditors of the Company; (2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors and the Company's internal auditors suggestions or recommendations made by either of them; (4) reviews with appropriate Company officers the performance of the independent auditors and the internal auditors; (5) considers the possible effect on the independence of the independent auditors of each professional service rendered or to be rendered by such auditors; and (6) reviews and makes recommendations to the Board of Directors regarding the Annual Report to Shareholders.

    The Compensation/Pension Committee of the Board of Directors, which met four times in 1996, is composed of six directors who are not officers, namely, Richard. L. Dunham, Chairman, Frank L. Bradley, Jr., W. Cary Edwards, Vincent E. Hoyer, Clarence D. McCormick and Dr. Peter M. Mitchell. The Compensation/Pension Committee (1) grants options and otherwise administers the Stock Option and Stock Appreciation Rights Plan; and (2) reviews and makes recommendations to the Board of Directors on the operations, performance and administration of the retirement plan, other employee benefit plans, and employment policies and forms of compensation, including the performance and levels of compensation of the officers of the Company.

    The Environmental Committee of the Board of Directors, which met two times in 1996, is composed of six directors, namely, Thomas L. Glenn, Jr., Chairman, Anthony G. Dickson, W. Cary Edwards, Vincent E. Hoyer, Jackson Neall and Frederick R. Raring. The Environmental Committee (1) reviews and evaluates management activities with respect to the environmental remediation of the Company's and its subsidiaries' current and former properties; and (2) oversees litigation against the Companies' insurance carriers for the recovery of remediation costs.

    The Executive Committee of the Board of Directors, which also functions as a nominating committee, met three times in 1996. It is composed of William F. Ryan, Chairman, Frank L. Bradley Jr., Richard L. Dunham, Thomas L. Glenn, Jr., Clarence D. McCormick and Dr. Peter M. Mitchell. Among its functions, the Executive Committee (1) maintains a list of prospective candidates for directors, including those recommended by shareholders; (2) reviews the qualifications of candidates for directors; and (3) makes recommendations to the Board of

Directors to fill vacancies and for nominees for election to the Board at the Annual Meeting of Shareholders. The Executive Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in writing to the Secretary of the Company.

    The Management Development Committee of the Board of Directors, which met three times in 1996, is composed of eight directors, namely Dr. Shirli M. Vioni, Chairman, Anthony G. Dickson, Vincent E. Hoyer, Dr. Herman D. James, Dr. Peter M. Mitchell, Jackson Neall, Frederick R. Raring and William F. Ryan. The Management Development Committee (1) reviews the Company's programs and practices used to develop employees identified for leadership positions in the organization; (2) evaluates training and educational programs to assure that they reflect current and emerging work place, industry and general business issues; and (3) evaluates management activities with respect to corporate affirmative action and work place diversity objectives.


                      COMPENSATION OF OUTSIDE DIRECTORS

    Directors of the Company who are not officers of the Company and who are not members of the Executive Committee of the Board are paid an annual retainer of $7,500 plus 50 shares of restricted stock and fees of $950 per meeting for each meeting of the Boards of the Company, Gas Company, EMI, R&T and Energy, respectively, that they attend, except that the maximum fee paid to any person for attendance at one or more meetings of these Boards held on the same day is $950. Members of the Executive Committee of the Board who are not officers of the Company are paid an annual retainer of $10,000 plus 50 shares of common stock and receive the same attendance fees as the other non-officer directors. The Company has established a policy to recognize exceptional service to the Company beyond that service normally provided by a board member. In 1996 no payments were made under this policy. Directors who are also officers of the Company receive no compensation other than their regular compensation. Members of all the Committees of the Company or of a subsidiary are paid $475 for each meeting of those Committees that they attend if the meeting is held on the same day as a Board meeting or $950 if the meeting is held on any other day. Chairmen of each of those committees are paid an additional $200 for each meeting of their Committee that they attend. In 1996 the Company established a Restricted Stock Program for Directors which is intended to provide directors with a form of compensation that will, in a tangible way, more closely align their personal interests with the financial interests of the Company's shareholders. Initial grants were made to each incumbent director who has not attained seventy years of age and are included in the security ownership table and accompanying footnote (2) on page 5. Subsequent grants will be in the amount of 50 shares per year. The Company has established a plan whereby directors may elect to defer the receipt of fees until a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments, as the director elects.


                           APPOINTMENT OF AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors, subject to the approval of the shareholders, has appointed Deloitte & Touche LLP, independent public accountants, as the auditors of the Company for the year 1997. Unless otherwise directed, it is proposed to vote proxies "FOR" approval of this appointment.

    Deloitte & Touche LLP served as the auditors of the Company during the year 1996. During 1996, the audit services performed by that firm for the Company consisted of the audits

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


of the financial statements of the Company and its subsidiaries and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission, the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act.
                   ANNUAL REPORT AND FINANCIAL INFORMATION

    A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1996 accompanies this proxy statement. The Annual Report is not proxy soliciting material or a communication by means of which any solicitation is made. A representative of Deloitte & Touche LLP, whose report on the Company's financial statements appears in the Annual Report, will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders.

    Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Company's Common Stock, or who represents in good faith that he was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1996, as filed with the Securities and Exchange Commission. Requests for this report should be directed to George L. Baulig, Secretary, South Jersey Industries, Inc., Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037.

                                OTHER MATTERS

    Any proposal which a qualified shareholder of the Company intends to present at the 1998 Annual Meeting of Shareholders that is received by the Company after November 13, 1997 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $1,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company.

    The Board of Directors knows of no matters, other than those set forth in the Notice of Annual Meeting of Shareholders, to come before the 1997 Annual Meeting. If any other matters or motions properly come before the Meeting, including any matters dealing with the conduct of the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment.

                         By Order of the Board of Directors,

                                                     George L. Baulig
                                                        Secretary


March 13, 1997

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